UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 7, 2006
Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50976	01-0666114
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification Number)

550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)

(312) 583-8700
(Registrant’s telephone number, including area code)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 7, 2006, Huron Consulting Group Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”) with the various financial institutions party thereto, which include, LaSalle Bank National Association, as lender, administrative agent and arranger for the lenders, JPMorgan Chase Bank, National Association, as lender and syndication agent, and Fifth Third Bank (Chicago), as lender, (collectively the “Lenders”).

Pursuant to the Agreement expiring on May 31, 2011, the Lenders have agreed to make available to the Company an unsecured revolving credit facility under which the Company may borrow up to $75 million. Additionally, the Company may elect, by giving written notice to the administrative agent, to increase the revolver by $25 million. Fees and interest on borrowings vary based on the Company’s total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio as set forth in the Agreement and will be based on a spread over LIBOR or a spread over the base rate, which is the greater of the Federal Funds Rate plus 0.5% or the Prime Rate, as selected by the Company. All outstanding principal is due upon expiration of the Agreement. The maturity date of any borrowings is automatically accelerated upon the bankruptcy or insolvency of the Company or any of its subsidiaries and may be accelerated by the Lenders upon the default in the payment of any principal or interest on the borrowings, the default in the payment of amounts in any other agreements in excess of $3 million, the failure by the Company to comply with or perform certain specified covenants or agreements in the Agreement, any representation or warranty in the Agreement and specified other documents is breached or is false or misleading, or the Guaranty Agreement described below ceases to be in full force and effect.

The Agreement also includes financial covenants that require the Company to maintain certain interest coverage ratio, total debt to EBITDA ratio and net worth levels. In addition, certain acquisitions and similar transactions will need to be approved by the Lenders.

Pursuant to a Guaranty Agreement dated as of June 7, 2006, each operating subsidiary of the Company has guaranteed, and future subsidiaries of the Company will guarantee, the Company’s obligations under the Agreement.

The foregoing description is qualified in its entirety by reference to the text of the Credit Agreement and the Guaranty Agreement, copies of which are filed as exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Prior to the establishment of the new credit facility described above, the Company had an existing bank credit agreement that expires on July 10, 2006, with outstanding borrowings totaling $9.0 million. The outstanding amount borrowed was assigned to the new lenders under the Agreement. The borrowed amount assigned is a base rate loan and bears interest as set forth in the Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information from Item 1.01 above is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1

Credit Agreement Dated as of June 7, 2006, among Huron Consulting Group Inc., as the Company, the Various Financial Institutions Party Hereto, as Lenders, LaSalle Bank National Association, as Administrative Agent, LaSalle Bank National Association, as Arranger, and JPMorgan Chase Bank National Association, as Syndication Agent.

Exhibit 10.2

Guaranty Agreement dated as of June 7, 2006 among Huron Consulting Group Holdings LLC, Huron Consulting Services LLC, Speltz & Weis LLC, and Huron (UK) Limited, as Guarantors, and LaSalle Bank National Association, as the Administrative Agent.

Exhibit 99.1	Press release dated June 12, 2006, announcing establishment of credit agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)

Date:	June 12, 2006	/s/ Gary L. Burge
Gary L. Burge
Vice President,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Credit Agreement Dated as of June 7, 2006, among Huron Consulting Group Inc., as the Company, the Various Financial Institutions Party Hereto, as Lenders, LaSalle Bank National Association, as Administrative Agent, LaSalle Bank National Association, as Arranger, and JPMorgan Chase Bank National Association, as Syndication Agent.

10.2
Guaranty Agreement dated as of June 7, 2006 among Huron Consulting Group Holdings LLC, Huron Consulting Services LLC, Speltz & Weis LLC, and Huron (UK) Limited, as Guarantors, and LaSalle Bank National Association, as the Administrative Agent.

99.1	Press release dated June 12, 2006, announcing establishment of credit agreement.